Exhibit 99.1

[AMERIVEST LETTERHEAD]

November 14, 2005

To All Stockholders:

MacKenzie Patterson Fuller, Inc. and its affiliates have made an unsolicited offer to purchase (the “Offer”) up to 500,000, or approximately 2.08%, of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of AmeriVest Properties Inc. (the “Company”) for $4.00 per share.  We have been advised that a copy of the Offer is available on the MacKenzie Patterson Fuller, Inc. website at http://www.mpfi.com

As previously disclosed, the Company has been engaged, together with its advisors, in the process of exploring various alternatives to maximize stockholder value in the near term, including the potential sale or merger of the Company or its assets and other possible strategic alternatives. The Board of Directors has received several proposals, however, many of these proposals contain contingencies or conditions that make the proposals difficult to fully evaluate. The Company will continue to evaluate proposals for a merger or sale of the Company or its assets, as well as a complete liquidation of the Company, in a continuing effort to maximize shareholder value.  The Board of Directors of the Company currently believes that the net asset value of the Company’s properties, including properties that are currently scheduled for sale, is in excess of $4.00 per share of Common Stock.  There can be no assurance, however, that the Company will enter into a definitive agreement with respect to a merger or sale of the Company or its assets or otherwise execute any other possible strategic transaction, that any such transaction will be consummated or that the value to be realized in any such transaction or liquidation of the Company would equal or exceed $4.00 per share of Common Stock.

Therefore, the Board of Directors of the Company does not express an opinion with respect to, and remains neutral toward, the Offer, which is for a non-controlling interest in the Company at a price of $4.00 per share of Common Stock.  In the event, however, that you otherwise intend to sell your shares of Common Stock, you should consider the Offer as a means of liquidity to the extent that the current market price of the Common Stock at the time you intend to sell is less than $4.00 per share of Common Stock.  As a stockholder, you should consult your own tax advisor prior to accepting the Offer and tendering your shares of Common Stock.

If you wish to retain your Common Stock and you have not already tendered it pursuant to the Offer, you need not take any action regarding the Offer.

Sincerely,

AMERIVEST PROPERTIES INC.

Charles K. Knight
Chief Executive Officer

In addition to historical information, this letter  contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results or net asset values may differ materially from what is expressed or forecasted in this letter.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2004 Annual Report on Form 10-K and from time to time in the Company’s filings with the Securities and Exchange Commission.